Exhibit 99.1
CEREPLAST TO ESTABLISH ITALY-BASED BIOPLASTIC MANUFACTURING PLANT
— New Location to Create Efficiencies and Enable Continued Expansion into European Market —
— Project to be Financed by Local Italian Financial Institutions —
— Plant Expected to Have 100,000 Tons of Capacity —
EL SEGUNDO, Calif., May 2, 2011 — Cereplast, Inc. (NASDAQ: CERP), a leading manufacturer of proprietary biobased, compostable and sustainable plastics, today announced it is establishing a bioplastics manufacturing plant in Assisi (Cannara), Italy.
“This is a significant step in Cereplast’s evolution,” said Frederic Scheer, Chairman and CEO of Cereplast. “The development of this plant in Italy reflects Cereplast’s continued commitment to providing bioplastic resin to meet soaring demand for this material in the European market. After exploring possible sites in several countries in Europe, we identified a central location in Italy, where we have established several strong distribution relationships. In addition, the Italian government has expressed its strong support for the development and use of bioplastics, therefore it was the obvious location choice for our plant.”
Scheer continued, “Currently, 85% of our business is based in Europe. We believe this new plant will create efficiencies, reduce transportation costs and minimize risks in our business. The market for bioplastics in the European Union is expected to be one million tons by 2014 according to European Plastics. This new manufacturing facility will position Cereplast to effectively serve that expanding market.”
The plans for the plant include a total capacity of approximately 100,000 tons, or about 220 million pounds. This is expected to occur in several phases: the first phase of 50,000 tons is expected to start manufacturing in late-2012, and the second phase of 50,000 tons is planned to begin manufacturing in mid-2013, based on market demand. The plant will be developed on the site of a former industrial plant and is expected to be approximately 125,000 square feet in size. The site is currently permitted as a chemical site, which will enable the company to benefit from existing infrastructure.

The plant will be owned and run by Cereplast Italia SPA, a wholly owned subsidiary of Cereplast, Inc. This venture will be financed through local and regional financing with Italian institutions and is expected to receive subsidies from various state and local agencies. The initial investment is estimated to be about €10 million to €12 million.
“Umbria is centrally located in central Italy and has a worldwide reputation for being one of the most respectful regions in terms of the natural environment. As such, Cereplast is the perfect company for our region with their focus on green technology,” said Vinicio Bottacchiari, Executive Director of Sviluppumbria, a regional agency. “The new plant when completed will bring about 150 new jobs to our area and we are very excited to have Cereplast as part of our community.”
Conference Call
The company will discuss this development in more detail on its first quarter 2011 conference call and live webcast on May 16th, 2011 at 2:00 p.m. PDT (5:00 p.m. EDT). To join the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-312-5508. International callers should dial 253-237-1135. A live webcast and archive of the call will also be available on the Investor Relations section of Cereplast’s website at www.cereplast.com.
About Cereplast, Inc.
Cereplast, Inc. (NASDAQ: CERP) designs and manufactures proprietary bio-based, sustainable plastics which are used as substitutes for petroleum-based plastics in all major converting processes — such as injection molding, thermoforming, blow molding and extrusions — at a pricing structure that is competitive with petroleum-based plastics. On the cutting-edge of bio-based plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables® Resins are ideally suited for single use applications where high bio-based content and compostability are advantageous, especially in the food service industry. Cereplast Sustainables™ Resins combine high bio-based content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com.

Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.
Contacts:
Cereplast, Inc.
Nicole Cardi
(310) 615-1900 x154
ncardi@cereplast.com
Lippert Heilshorn & Associates
Tim Dien/Mary Magnani
(415) 433-3777
tdien@lhai.com
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